EXHIBIT 23.1

Consent of H.J. Gruy and Associates, Inc.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and references to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our letters, or information contained therein, dated February 3, 2009, January 23, 2008, and January 23, 2007 prepared for Swift Energy Company in the Registration Statement (Form S-3) and related prospectus of Swift Energy Company dated on or about May 19, 2009.

H.J. GRUY AND ASSOCIATES, INC.
By:	/s/ Marilyn Wilson
Marilyn Wilson President and Chief Operating Officer

Houston, Texas
May 19, 2009